MONITRONICS INTERNATIONAL, INC.

______________________________________________________________________

March 24, 2005

Mr. Michael Haislip

9709 Hill Creek Drive

Madison, WI 53593

Dear Mike:

Monitronics International, Inc. is pleased to offer you employment as Vice President and Chief Operating Officer reporting directly to myself, based in Dallas, Texas.

In this position, you will be directly responsible for all direct operations matters. Reporting to this position initially are Rick Hudson, Vice President Customer Services, Barry Johnson, Vice President Dealer Services and Ken Rosen, Director of Sales.

Compensation

Your base salary will be set at $335,000 per year, and you will participate in the Executive Bonus Program. The philosophy of the bonus program is to set performance objectives that, when combined with a subjective evaluation of performance, would pay a maximum of 50% of your base salary.

Stock Options

You will participate in a Corporate Stock Option Plan whereby you will receive a stock option for 400,000 shares. The purchase price of the shares covered by the option shall be fair market value of the Company today ($6.00) and will vest over a period of five years and will accelerate under the change of control provisions as outlined in the attached Stock Option Agreement.

Fringe Benefits

The Company has a medical insurance program that is competitive, and the Company will pay all the premiums for you and your immediate family. A dental plan is optional, and the premiums are paid for by the employee. The Company will reimburse you for all reasonable and actual business related expenses.

Moving

Monitronics will, upon presentment of proper and acceptable supporting documentation, reimburse the following reasonable and actual direct expenses associated with your move (certain reimbursements will be required under current IRS regulations to be paid to you in the form of wages and will be addressed as outlined below):

Costs to be reimbursed through the normal accounts payable process:

  Moving and packing expenses.
  One-way airfare for yourself and family members from Madison to Dallas, including lodging. Meals are explained below.

Costs to be reimbursed through payroll as W-2 wages. To assist you with the associated federal income taxes required to be withheld from the reimbursement payments outlined below, Monitronics will gross-up these payments at a rate of 25%.

  Closing costs on the houses in Madison and Dallas. We will not reimburse any closing costs defined as points or prorated or escrowed real estate taxes due at closing.
  Up to 120 days of temporary living expenses, such expense to be approved in advance by Monitronics. This provision will end at the date of sale of the Madison house, if the house is sold within the 120 days.
  Meals for the one-way trip for yourself and family members from Madison to Dallas.
  Airfare for up to 6 round trips for yourself between Madison and Dallas during the temporary living period.

Vacation

You will be entitled to three weeks vacation annually and more if Company policy so provides.

Mike, I believe you bring all the talents to the job necessary to make this unique opportunity a success. I am sincerely looking forward to working with you.

Sincerely,

MONITRONICS INTERNATIONAL, INC.

James R. Hull

President and C.E.O.

JRH:sf

Accepted by:

/s/ Michael Haislip

Michael Haislip

April 8, 2005

Date